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[Press Release]                                                    EXHIBIT 99.1


                      Cost-U-Less, Inc. Declares Dividend
                Distribution of Preferred Share Purchase Rights

     BELLEVUE, Wash.--March 15, 1999--Cost-U-Less, Inc. (Nasdaq: CULS) announced today that its board of directors has adopted a shareholder rights plan and declared a dividend distribution of one preference share purchase right on each outstanding share of the Company's common stock.

     Michael J. Rose, the Company's chief executive officer, said that the rights are designed to ensure that all of the Company's shareholders receive fair and equal treatment in the event of a proposed takeover of the Company, and to guard against the use of partial tender offers, squeeze-outs, open market accumulations or other abusive tactics to gain control of the Company without paying all shareholders a control premium. The Company is not aware that it is the target of any takeover plans at the present time.

     The rights will be exercisable only if a person or group acquires 15% or more of the Company's common stock or announces a tender offer which could result in the offer or becoming the beneficial owner of 15% or more of the common stock. Each right will entitle shareholders to buy one-hundredth of a share of a new series of preference shares at an exercise price of $40.00.

     If a person or group acquires 15% or more of the Company's outstanding common stock, each right will entitle its holder (other than the acquiring person or group) to purchase, at the right's then-current exercise price, the number of preference shares having a market value of twice the exercise price. In addition, if the Company is acquired in a merger or other business combination transaction after a person has acquired 15% or more of the Company's outstanding common stock, each right will entitle its holder to purchase, at the right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice the exercise price.

     Following the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock and before the acquisition of 50% or more of the common stock, the board of directors may exchange all or part of the rights (other than rights owned by the acquiring person or group) for a consideration per right consisting of one-half of the preference shares that would be issuable upon the exercise of one right (or, if available, an equivalent number of common shares). Alternatively, the rights are redeemable for one cent per right at the option of the board of directors, prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock.
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     The non-taxable dividend distribution will be made on March 15, 1999, payable to shareholders of record on that date. The rights will expire March 15, 2009.

     [Usual description of Company]

     Contact:  Cost-U-Less, Inc.
               Allan Youngberg
               (425) 644-4241

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